PRESS RELEASE


FOR IMMEDIATE RELEASE:                          CONTACT:

Tremont Corporation                             Joseph S. Compofelice
1999 Broadway, Suite 4300                       Vice President and CFO
Denver,  Colorado  80202                        (281) 423-3303


               TREMONT ANNOUNCES REPURCHASE OF COMMON STOCK SHARES

      DENVER, COLORADO . . . February 14, 1997 . . . Tremont Corporation (NYSE:
TRE) announced today that its Board of Directors has authorized the repurchase of up to 2,000,000 shares of its Common Stock in open market transactions, including block purchases, or in privately negotiated transactions. Such shares represent approximately 27% of the Company s 7.4 million shares outstanding.
The stock may be purchased from time to time as the Company s financial condition and market conditions permit.

      The repurchase program does not include specific price targets or timetables and may be suspended at any time. Depending on financial and market conditions, the program could be terminated prior to completion. Tremont will
use its cash on hand to acquire the shares.   Repurchased shares will be added
to Tremont s treasury, and could be used for future acquisitions or other corporate purposes.

      Tremont Corporation, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through Titanium Metals Corporation, a 30% owned affiliate, and in the titanium dioxide business, conducted through NL Industries, Inc., an 18% owned affiliate.